Exhibit 15.2

May 19, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Centrais Elétricas Brasileiras S.A.- Eletrobras (Eletrobras) and, under the date of April 30, 2019, we reported on the consolidated financial statements of Eletrobras as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On April 30, 2019, we were dismissed. We have read Eletrobras' statements included under Item 16F of its Form 20-F dated May 19, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Eletrobras that PricewaterhouseCoopers Auditores Independentes (PwC) was not consulted regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by PwC on their financial statements, nor if PwC did not provide any written or oral advice that was an important factor considered by Eletrobras in reaching a decision as to any such accounting, auditing or financial reporting or any matter being the subject of disagreement or “reportable event” or any other matter as defined in Item 16F(a)(v) of Form 20-F.

Very truly yours,

/s/ KPMG Auditores Independentes

Rio de janeiro, Brazil